UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AOL INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
DENNIS A. MILLER
JAMES A. WARNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation.

On June 5, 2012, Starboard Value issued the following press release:

Starboard Issues Statement To AOL Shareholders

Gratified that Two Highly-Respected Independent Proxy Voting Advisory Firms, ISS and Glass Lewis, Have Recommended AOL Shareholders Vote for Change on Starboard's GOLD Proxy Card

Pleased that Both ISS and Glass Lewis Have Dismissed AOL's Latest Claim that Starboard Intends to Liquidate the Company as Unsupported "Rhetoric" and "Patently Misrepresentative"

ISS Concludes Board Changes at AOL are "Warranted" and "Necessary" While Glass Lewis Affirms AOL's Recent Actions Have Been "Reactive" and Concludes the Incumbent Board "Would Benefit from a Fresh Perspective"

Starboard Urges All Shareholders to Vote the GOLD Proxy Card to Support the Election of All Three Starboard Nominees -- Dennis A. Miller, Jeffrey C. Smith and James A. Warner

NEW YORK, June 5, 2012 – Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of AOL Inc. ("AOL" or the "Company") (AOL), today issued the following statement to AOL shareholders following reports issued by Institutional Shareholder Services Inc. ("ISS") and Glass Lewis & Co., LLC ("Glass Lewis") recommending shareholders vote for AOL Board change on Starboard's GOLD proxy card at the Company's Annual Meeting of Stockholders to be held on June 14, 2012.

"We are pleased to report that two highly respected independent proxy voting advisory firms, ISS and Glass Lewis, have voiced their strong support that change is required to the AOL Board.  Both proxy advisory firms performed an objective, detailed analysis of this election contest and carefully considered all the facts and circumstances as they relate to the Company and your investment.  Both have recommended that you vote on our GOLD proxy card.

Over the past six months, we have focused squarely on the facts and have repeatedly provided shareholders with detailed financial analysis to support our concerns regarding AOL.  In fact, in its report ISS echoed many of our serious concerns, including the losses in the Display business and the continued heavy investment in Patch, stating, "the company does not appear to have achieved an efficient cost structure compared to industry peers with similar businesses...moreover, it appears likely that the inefficient cost structure, and the resulting losses are within the Display segment" and "doubling down on an unproven business model, particularly when the company continues to have other structural challenges to address, only begs the question of prudent allocation of resources—capital and managerial."

Despite our continuous effort to engage constructively with AOL to avoid this election contest, management and the Board have remained steadfastly committed to pursuing the status quo and unrelenting in their position of not admitting shareholder representatives into the boardroom, no matter how qualified.  Numerous times in its campaign materials, AOL has deliberately misrepresented our intentions and plans for enhancing value.  We are extremely pleased that ISS and Glass Lewis have seen through AOL's rhetoric and have dismissed AOL's false and misleading assertions.

In its analysis, Glass Lewis stated, "We do not consider a rationalized review of AOL's individual content properties, as proposed by the Dissident, tantamount to a break-up proposal, nor have we been able to identify any language in Starboard's filings that even marginally approaches a proposal to "liquidate" AOL...In the absence of supporting documentation, we find these latest statements from the AOL board to be, at best, histrionic, and patently misrepresentative of Starboard's stated plans." (Emphasis added)

In its report, ISS stated, "Improving operating efficiency from this point is likely to be a matter of close analysis of whether and where the Digital strategy is working, coupled with the realization there can be no sacred cows.  This is, largely, the same disciplined approach to the business which the dissidents have proposed—and which the board has backhandedly dismissed as a plan to "liquidate" the company. There is no risk in a clear-eyed assessment of what is or is not working (which, after all, is the basis of prudent capital allocation); there is substantial risk in ignoring what the business results indicate, out of some unquestioned, unwavering belief the market doesn't actually know what it wants. "Liquidation" is what results when a board takes its eye off the business equation for too long, not what happens when shareholders insist on taking a look for themselves." (Emphasis added.)

We are extremely pleased that both ISS and Glass Lewis have recognized that our efforts to date have been constructive and have yielded positive benefits for all shareholders.

Notably, Glass Lewis stated in its report that "there appear to be several instances in which the current directors have simply co-opted ideas put forward by Starboard, claiming them as management successes in a seeming attempt to preclude the election of any Dissident nominees" and that "this positions the current board as reactive rather than proactive, raises material doubt that the AOL board would have undertaken several critical commitments in the absence of the current contest and undermines considerably the board's argument that Starboard's slate will 'damage the Company." (Emphasis added)

Along the same lines, ISS noted in its report that "while the board and management team clearly deserve credit for inking the sales agreement, moreover, the degree to which the sale was catalyzed by the dissident is a significant question, since it may speak volumes about the need for similar catalysts in a board's internal processes."

In its analysis of this election contest, ISS focused on whether change is warranted at AOL and whether Starboard's nominees are more likely to effect that change than the incumbent directors Starboard is challenging.

ISS concluded:

"Because the company does appear to still have a significant issue with cost structure, yet the board, with its rhetoric about 'liquidation,' appears to have dug in its heels on exactly the dry-eyed, disciplined business analysis which will be critical to both streamlining the business and allocating capital effectively, it appears likely shareholders would benefit from additional directors with industry knowledge and deep appreciation for those analyses."

"The dissidents have made a compelling case that shareholders would benefit from additional directors with both industry knowledge...and a deep, unconflicted commitment to objective business analysis and capital allocation..."

"Votes FOR dissident nominees Miller and Smith on the GOLD card are warranted, as these two nominees appear particularly well-equipped to drive the boardroom change the dissident has demonstrated is necessary."

Glass Lewis, in its analysis, carefully assessed the current Board's responses to Starboard's efforts at AOL to date and concluded:

"...we find the Company's response to Starboard, including the presentation of several Dissident ideas as key contributions of the current management team, is a point of particular concern, and may be indicative of a retrenched board unprepared to substantially alter the status quo or consider alternative strategies in the absence of significant external pressure...Within this context, we believe the incumbent board would benefit from a fresh perspective derived from a process external to AOL's ongoing efforts to add two new board members, and, counter to recent claims by AOL, do not believe the addition of a Dissident nominee is likely to foment watershed destruction to the Company's current strategy or shareholder value."

We understand the requirements of public board service and how to be effective in the boardroom while remaining professional and constructive.  As a minority on the Board, our nominees are committed to working constructively with the remaining incumbent members of the Board to oversee AOL with the best interests of all shareholders as the primary objective.

With the Annual Meeting less than ten days away, we would like to thank the shareholders who have already cast their vote in support of Starboard's nominees and we urge all shareholders who have not yet voted their shares to follow the instructions on the GOLD proxy card and vote to elect all three Starboard nominees -- Dennis A. Miller, Jeffrey C. Smith and James A. Warner. If you have already voted to support management's nominees, there is still time to change your mind and vote for the Starboard nominees by submitting a GOLD proxy card now that will effectively revoke any earlier proxy you may have granted to the Company.

Importantly, we look forward to moving past this election contest and working constructively with management and the Board to effect positive change at AOL on behalf of all shareholders.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Media Contact:

Daniel Gagnier
Sard Verbinnen & Co.
(212) 687-8080
dgagnier@sardverb.com

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)